                                                                    EXHIBIT 99.1


                               LAND O'LAKES, INC.
                                  NEWS RELEASE

FOR MORE INFORMATION CONTACT:

      Lydia Botham, Land O'Lakes, Inc.            651-481-2123
      Julie Maschhoff, The Maschhoffs, Inc        618-594-2125

LAND O'LAKES AND MASCHHOFFS COMPLETE SALE
OF SWINE PRODUCTION ASSETS

February 25, 2005 (Arden Hills, Minn.) ... Land O'Lakes, Inc. and The Maschhoffs, Inc. today completed the transaction to sell substantially all of Land O'Lakes swine production assets to Maschhoff West LLC. Terms of the agreement were not disclosed.

Land O'Lakes announced February 15, 2005, that the Maschhoff's had signed an agreement to purchase its swine assets. The transaction involves approximately 60,000 sows, associated inventory, related market hog production, and contract production facilities in Oklahoma, Missouri, Iowa and Illinois, along with swine production facilities in Oklahoma.

For more information regarding the transaction, see the news release dated February 15, 2005, at www.landolakesinc.com.

The Maschhoffs, Inc. (www.themaschhoffs.com), is a pork production management company headquartered in Carlyle, Ill. As a family-owned business, they have over 100 years of experience in pork production. They currently manage over 50,000 sows and associated market hog production in Illinois, Indiana and Iowa. The company focuses on creating environmentally and economically sustainable pork production systems by networking with more than 150 other independent farm operations.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.